Agreement

This Agreement dated on November 20, 2010, is entered into in Shandong, People’s Republic of China among the Shareholders of Shandong Zhidali Industrial Co., Ltd. (“Shandong Zhidali” or “Company”) set forth on Schedule I (each a “Shareholder”, and collectively, the “Shareholders”) and Mr. CHAN YUET MING (each a “Party”, and collectively, the “Parties”).

WHEREAS, Mr. CHAN YUET MING, a citizen of Hong Kong (“Mr. CHAN”), is the sole shareholder and director of Zhidali International Group Inc. (“Zhidali International”), a BVI corporation. Zhidali Industrial Co., Ltd. (“Zhidali Industrial”) is a wholly-owned subsidiary of the Zhidali International, and holds 100% equity interests of Zhidali Technology Limited (“Zhidali Technology”), a Hong Kong company. Zhidali Technology is the sole shareholder of Tengzhou City Yangshi Keguang Electronics Co., Ltd (“WFOE”). Mr. CHAN is also the sole director of Zhidali Industrial and Zhidali Technology.

WHEREAS, Shandong Zhidali is a domestic company with exclusively domestic capital registered in the PRC and its main business scope is XXXX.

NOW, THRERFORE, in consideration of the mutual promises of the Parties and the terms and conditions hereof, the Parties hereby agree as follows:

1. As the sole director of Zhidali International, Zhidali Industrial, Zhidali Technology, Mr. CHAN irrevocably authorizes the Shareholders to exercise director’s rights of Zhidali International, Zhidali Industrial, Zhidali Technology, including but not limited to the right to call the director’s meeting, accept the notice regarding the director’s meeting and its agenda, participate in the director’s meeting and exercise the right of electing, designating or appointing the director, general manager, financial controller or other senior management personnel, determine the matters of distribution of dividend. And Mr. CHAN undertakes that he will not appoint any additional directors of Zhidali International, Zhidali Industrial, Zhidali Technology without the prior written consent of the Shareholders.

2. As the sole shareholder of Zhidali International, Mr. CHAN irrevocably authorizes the Shareholders to participate in the shareholder’s meeting and exercise the shareholder’s right on his behalf.

3. Mr. CHAN agrees that the Shareholders will be entitled to the right of obtaining 100% of Zhidali International’s common stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) within 5 years for no consideration in accordance with the respective pro rata ownership according to their respective pro rata ownership of Shandong Zhidali upon the satisfaction of the following condition: The net income reported in the Consolidated Interim Report of WFOE commencing from January 1, 2010 to June 30, 2010 is no less than $  million.

4.  This Agreement shall become effective as of the date first written above and terminate upon the Shareholders acquire 100% of equities in Zhidali International in accordance with the terms of this Agreement.

5.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6.  In the event that one or several of the provisions of this Agreement are ruled invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any aspect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

7.  Any amendment and supplement of this Agreement shall come into force only after a written agreement in the English language is signed by all Parties. The amendment and supplement duly executed by all Parties shall be part of this Agreement and shall have the same legal effect as this Agreement.

8.  This Agreement shall be interpreted and construed in accordance with the laws and regulations of the PRC. Any dispute arising from or in connection with this Agreement shall be submitted to China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in accordance with the Commission’s arbitration rules in effect at the time of applying for arbitration. The arbitral award is final and binding upon both parties.

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IN WITNESS WHEREOF, the Parties execute this Agreement as of the date first written above.

Shareholders

Yang Zhiqiang
Signature:

Meng Xianhua
Signature:

Mr. CHAN YUET MING
Signature:

Schedule I

No.	Name	Address	ID No.	Percentage of Shares Held (%)
1	Yang Zhiqiang			99%
2	Meng Xinhua			1%